UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2023

Trajectory Alpha Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-41143	86-1837862
(Commission File Number)	(IRS Employer Identification No.)

99 Wall Street, Suite 5801

New York, New York 10005

Registrant’s telephone number, including area code (646) 450-2536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Units, each consisting of one share of Class A Common Stock and one-half of one redeemable Public Warrant	TCOA.U	New York Stock Exchange
Class A Common Stock, $0.0001 par value per share	TCOA	New York Stock Exchange
Public Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	TCOA WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01.	Regulation FD Disclosure.

As previously announced on June 2, 2023 (the “Effective Date”), Trajectory Alpha Acquisition Corp., a Delaware corporation (the “Company”), entered into a Purchase and Contribution Agreement (the “Agreement”) with J. Streicher Holdings, LLC, a Delaware limited liability company (the “Acquirer”), and Trajectory Alpha Sponsor LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Acquirer, or an entity designated by the Acquirer, shall contribute $250,000 (two hundred fifty thousand dollars) payable at the Effective Date to the Company (the “Contribution”) and shall pay $1.00 (one dollar) to the Sponsor (the “Consideration” and together with the Contribution, the “Purchase Price”). In return, the Sponsor shall sell and assign to the Acquirer 2,170,464 (two million one hundred seventy thousand four hundred sixty four) shares of Class B common stock (the “Class B Common Stock”) of the Company and 4,525,000 (four million five hundred twenty five thousand) private placement warrants (the “Warrants”) held by the Sponsor, each of which is exercisable to purchase one share of Class A common stock of the Company.

Also, as previously announced on June 2, 2023, the Company, the Acquirer, the Sponsor, and Metric Finance Holdings II, LLC, a Delaware limited liability company (the “Seller”), also entered into a Purchase Agreement (the “Metric Assignment”) pursuant to which the Acquirer, or an entity designated by the Acquirer, shall pay the Consideration to the Seller on the Effective Date, and the Seller shall sell and assign to the Acquirer 422,434 (four hundred twenty two thousand four hundred thirty four) shares of Class B Common Stock held by the Seller.

About J. Streicher

J. Streicher, a private and diverse U.S. financial organization, is founded on tradition, personal relationships, innovation, and steadfast principles. Its subsidiary, J. Streicher & Co. LLC, (the “Broker Dealer”), holds the distinction of being one of the oldest firms on the New York Stock Exchange (“NYSE”), with roots dating back to 1910. Throughout its history, it has consistently provided exceptional service to its family of listed companies, even in challenging market conditions.

While our Broker Dealer primarily focuses on NYSE activities, our international investment team specializes in identifying, investing in, and nurturing potential target companies, guiding them through the complex process of transitioning into publicly traded entities. Our ultimate goal is to position these companies for a successful listing. Our core strength lies in our ability to recognize strategic private target companies and assist them in becoming publicly traded entities on prestigious exchanges such as the NYSE or NASDAQ.

Furnished as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference is a press release (the “Press Release”), dated June 7, 2023, announcing the transaction.

Item 8.01.	Other Events.

On June 7, 2023, the Company determined to postpone the Company’s special meeting of its stockholders (the “Special Meeting”), originally scheduled to be held on June 8, 2023, to allow additional time for the Company to engage with its stockholders and solicit redemption reversals.

The Special Meeting will now be held on Monday, June 12, 2023 at 10:00 a.m., Eastern time. There is no change to the location or the record date of the Special Meeting. The live webcast for the Special Meeting will be available by visiting https://www.cstproxy.com/trajectoryalpha/2023.

On June 7, 2023, the Company filed a supplement (the “Proxy Supplement”) to its proxy statement dated May 25, 2023 in connection with the Special Meeting. The Proxy Supplement announces a change in the terms of the funds to be deposited into the Company’s trust account in connection with each one-month extension. Trajectory Alpha Sponsor LLC has decided to cause to be deposited into the trust account in connection with each one-month extension the lesser of (i) $150,000 and (ii) an aggregate amount equal to $0.04 multiplied by the number of public shares of the Company that are not redeemed in connection with the stockholder vote to approve the extension proposal.

Stockholders who have previously submitted shares for redemption or who have voted by proxy do not need to do anything prior to the Special Meeting unless they change their decision as to redemption or voting.

Furnished as Exhibit 99.2 hereto and incorporated into this Item 8.01 by reference is a press release (the “Press Release”), dated June 7, 2023, announcing the postponement of the Special Meeting.

A copy of the Proxy Supplement is filed as Exhibit 99.3 hereto and is incorporated herein by reference.

This Current Report on Form 8-K is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

No.	Name

99.1	Press Release, dated June 7, 2023.

99.2	Press Release, dated June 7, 2023.

99.3	Proxy Supplement, dated June 7, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAJECTORY ALPHA ACQUISITION CORP.

Date: June 7, 2023	By:	/s/ Paul Davis
Name: Paul Davis Title: Chief Executive Officer